EXHIBIT 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS THIRD QUARTER 2026 RESULTS

Selected Highlights

•
As announced on November 2, 2026, we entered into restructuring support agreements with significant support from noteholders and shareholders to, among other things, effectuate a balance sheet restructuring which will address $1.275 billion of our outstanding senior notes and provide for $400 million of fully backstopped new capital to position Mercer for long-term success. Our operating subsidiaries will continue to operate their businesses with no impact on customers, suppliers and employees
•
Third quarter Operating EBITDA* improved to negative $2.9 million (net loss of $59.2 million), including a non-cash inventory impairment of $8.0 million, from negative $28.1 million (net loss of $80.8 million) in the same quarter of 2025
•
Secured a total of approximately $26.5 million in grants and repayable contributions for the Peace River mill to improve productivity and modernize the mill amid industry headwinds
•
Continued efforts to improve our balance sheet and optimize working capital. "One Goal One Hundred" program remains on track to achieve $100 million of cost savings and operational efficiencies by year end, with cost savings of $22.0 million in third quarter and a total of approximately $76.0 million to date since launch in April 2025

NEW YORK, NY, November 5, 2026 ‑ Mercer International Inc. (Nasdaq: MERC) today reported third quarter 2026 Operating EBITDA of negative $2.9 million, an improvement from negative $28.1 million in the same quarter of 2025 and negative $21.0 million in the second quarter of 2026.

In the third quarter of 2026, net loss was $59.2 million ($0.88 per share) compared to $80.8 million ($1.21 per share) in the third quarter of 2025 and $76.0 million ($1.13 per share) in the second quarter of 2026.

Mr. Juan Carlos Bueno, Chief Executive Officer, stated: "As announced on November 2, 2026, we entered into restructuring support agreements with holders of more than 87% of the aggregate outstanding principal amount of

____________________

*Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP") and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net loss to Operating EBITDA.

our senior notes and with holders of a majority of the outstanding shares of our common stock that provide for a comprehensive recapitalization of the company (the "Recapitalization"). The transaction provides for, among other things, the exchange of approximately $1.1 billion of existing senior notes for equity, eliminates approximately $96 million of annual cash interest on our senior notes and provides for $400 million of new capital through a fully-backstopped rights offering of senior secured notes. The Recapitalization is expected to significantly reduce our debt, extend our maturity runway and provide substantial new liquidity. This transaction is a decisive step forward and a result of constructive negotiations with key stakeholder groups.

The Recapitalization is being implemented through Mercer International Inc., the parent company, and Mercer International (Texas) LLC, a non-operating subsidiary. No other subsidiary is directly impacted by the implementation of the plan of reorganization. Our operations will continue in the ordinary course with no impact on customers, suppliers and employees.

During the third quarter of 2026, our pulp sales realizations remained steady. Industry-wide curtailments and permanent pulp mill closures helped balance out supply this quarter, but soft market demand and ongoing regional overcapacity in China kept prices flat. Overall fiber pricing improved as we had lower costs for our pulp mills in Canada and improved supply for our German sawmills. In contrast, fiber costs for our German pulp mills increased due to persistent regional supply shortages and competition from energy producers. Our results in the third quarter of 2026 were also negatively impacted by significant planned annual maintenance downtime during the quarter.

Per unit fiber costs for the pulp and solid wood segments modestly decreased in the third quarter of 2026 compared to the second quarter. For the fourth quarter, per unit fiber costs for our German pulp mills are expected to increase slightly, driven by continued strong demand for wood as an energy source amid ongoing geopolitical conflicts, and reduced supply. Conversely, per unit fiber costs for our Canadian pulp mills are expected to decrease following renegotiation of Celgar's supply contracts and improved supply, while sawmill per unit fiber costs are projected to remain flat.

In the third quarter of 2026, our pulp mills had 44 days of planned annual maintenance downtime (approximately 48,900 ADMTs) which negatively impacted Operating EBITDA in the quarter by approximately $34.1 million. We currently expect a total of 18 days of planned annual maintenance downtime at the Celgar mill in the fourth quarter of 2026.

Following Rosenthal's planned downtime in the third quarter of 2026, the mill encountered effluent treatment issues during startup. To address these issues and as a precautionary measure, the mill proactively paused its restart process and wastewater discharge. After working closely with relevant authorities, wastewater discharge subsequently resumed and the mill restarted following 24 days of unplanned downtime in the fourth quarter of 2026.

In the third quarter of 2026, overall pulp prices were relatively flat compared to the second quarter. In the fourth quarter of 2026, we currently expect softwood pulp prices to modestly increase in all our markets due to continued global supply constraints. For hardwood pulp, prices are expected to remain relatively stable.

Our lumber sales realizations modestly increased in the third quarter of 2026 compared to the second quarter, primarily due to higher prices in the U.S. market driven by reduced supply. While supply also contracted in Europe, continued weak regional demand limited the positive impact on pricing in the market. In the fourth quarter of 2026, we currently expect lumber prices to be relatively flat as weak demand, driven by high interest rates and seasonal slowdowns, is offset by ongoing supply constraints. As market conditions improve, we believe pent-up demand and supply constraints will support price increases. The order book and commitments for our mass timber business are approximately $151 million at the end of the third quarter, anchored by large-scale data center infrastructure projects. We expect these contracts to begin contributing to our results as they commence in late 2026 and into 2027.

In the third quarter of 2026, we successfully secured government support for our Peace River mill in the form of approximately $13.0 million in grants and up to $13.5 million in low-interest repayable contributions. This funding directly supports our projects to improve productivity and modernize the mill during a period of macroeconomic and geopolitical uncertainty for the industry.

Our "One Goal One Hundred" program achieved an additional $22.0 million in cost savings in the third quarter and approximately $76.0 million in total since launch. We remain on track to achieve our previously disclosed $100 million target by the end of 2026. The program is part of broader initiatives we have implemented to improve our balance sheet and preserve cash, including efforts to reduce capital expenditures and optimize working capital."

Mr. Bueno concluded: "Market and industry-wide pressures continue to persist as we enter the fourth quarter of 2026. With the support of the majority of our noteholders and shareholders, we are putting in place a much stronger balance sheet. As we work to complete the Recapitalization, our focus remains on business fundamentals, where cost reduction, operational efficiency, and cash flow preservation are key. We will also continue exploring opportunities for additional government support, where appropriate. The Recapitalization is a key step in achieving necessary deleveraging to position us toward long-term stability and growth as market conditions improve in the future."

Consolidated Financial Results

	Q3	Q2	Q3	YTD	YTD
	2026	2026	2025	2026	2025
	(in thousands, except per share amounts)
Revenues	$440,668	$460,278	$458,068	$1,390,250	$1,418,566
Operating loss	$(38,747)	$(58,974)	$(67,589)	$(130,613)	$(119,260)
Operating EBITDA	$(2,851)	$(20,993)	$(28,077)	$(15,996)	$(1,870)
Net loss	$(59,206)	$(75,978)	$(80,779)	$(187,180)	$(189,189)
Net loss per common share
Basic	$(0.88)	$(1.13)	$(1.21)	$(2.79)	$(2.83)
Diluted	$(0.88)	$(1.13)	$(1.21)	$(2.79)	$(2.83)

Consolidated – Three Months Ended September 30, 2026 Compared to Three Months Ended September 30, 2025

Total revenues for the third quarter of 2026 decreased by approximately 4% to $440.7 million from $458.1 million in the same period of 2025 primarily as a result of lower pulp sales volumes and realizations. This decrease was partially offset by higher energy and solid wood products sales realizations.

Costs and expenses in the third quarter of 2026 decreased by approximately 9% to $479.4 million from $525.7 million in the same period of 2025. This decrease was primarily driven by lower pulp sales volumes and the benefits of our cost reduction initiatives, partially offset by higher per unit fiber and freight costs. In the third quarter of 2026, costs and expenses included a $13.0 million benefit from government grants recognized at our Peace River mill and a non-cash inventory impairment of $8.0 million primarily as a result of low pulp prices and high fiber costs. In the same period of 2025, costs and expenses included a non-cash inventory impairment of $20.4 million primarily as a result of lower pulp prices.

In the third quarter of 2026, Operating EBITDA improved to negative $2.9 million from negative $28.1 million in the same period of 2025. This improvement was primarily due to the government grants recognized at our Peace River mill, cost reduction initiatives and higher energy and solid wood products sales realizations. These positive impacts were partially offset by higher per unit fiber and freight costs and lower pulp sales realizations. In the third quarter of 2026, our Operating EBITDA included a non-cash inventory impairment of $8.0 million compared to $20.4 million in the same period of 2025.

Segment Results

Pulp

	Three Months Ended September 30,
	2026	2025
	(in thousands)
Pulp revenues	$281,080	$318,622
Energy and chemical revenues	$29,085	$20,416
Segment Operating EBITDA(1)	$5,890	$(12,686)

______________

(1)
Segment Operating EBITDA is a measure of segment profit or loss presented in our financial statements under GAAP. Refer to the segment information note in our consolidated financial statements for more information.

In the third quarter of 2026, Segment Operating EBITDA for our pulp segment improved to positive $5.9 million from negative $12.7 million in the same period of 2025. This improvement was primarily due to government grants recognized at our Peace River mill, cost reduction initiatives and higher energy sales realizations. These positive impacts were partially offset by higher per unit fiber costs and lower pulp sales realizations. In the third quarter of 2026, Segment Operating EBITDA included a non-cash inventory impairment of $7.0 million compared to $18.9 million in the same period of 2025.

Pulp segment revenues, comprised of pulp, energy and chemical revenues, in the third quarter of 2026 decreased by approximately 8% to $310.2 million from $339.0 million in the same period of 2025 due to lower pulp revenues, partially offset by higher energy and chemicals revenues.

Pulp revenues in the third quarter of 2026 decreased by approximately 12% to $281.1 million from $318.6 million in the same period of 2025 as a result of lower sales volumes and realizations.

In the third quarter of 2026, the third-party industry quoted average list price in North America and net price in China for NBSK pulp both decreased compared to the same period of 2025. The decrease was primarily due to weak demand driven by the current economic environment and, in China, an oversupplied paper market. In the third quarter of 2026, the third-party industry quoted average list price for NBSK pulp in Europe increased compared to the same period of 2025 but the benefit of the higher list price was mostly offset by increased customer discounts. Our average NBSK pulp sales realizations in the third quarter of 2026 decreased by approximately 8% to $671 per ADMT from $728 per ADMT in the same period of 2025.

In the third quarter of 2026, the third-party industry quoted average list price in North America and net price in China for NBHK pulp both increased from the same period of 2025, primarily due to continued global supply constraints. In the third quarter of 2026, average NBHK pulp sales realizations increased by approximately 14% to $601 per ADMT from $528 per ADMT in the same period of 2025.

Total pulp sales volumes in the third quarter of 2026 decreased by approximately 7% to 421,413 ADMTs from 452,840 ADMTs in the same period of 2025 primarily driven by reduced production.

Energy and chemical revenues in the third quarter of 2026 increased by approximately 43% to $29.1 million from $20.4 million in the same period of 2025 primarily due to higher energy sales realizations.

Costs and expenses in the third quarter of 2026 decreased by approximately 14% to $327.3 million from $378.6 million in the same period of 2025. This decrease was primarily driven by lower pulp sales volumes and the benefits of our cost reduction initiatives, partially offset by higher per unit fiber costs at our German mills. In the third quarter of 2026, costs and expenses included a $13.0 million benefit from government grants recognized at our Peace River mill and a non-cash inventory impairment of $7.0 million. In the same period of 2025, costs and expenses included a non-cash inventory impairment of $18.9 million.

Total pulp production in the third quarter of 2026 decreased by approximately 11% to 406,519 ADMTs from 458,708 ADMTs in the same period of 2025. This decrease was mainly due to more days of planned annual maintenance downtime, reduced production at our German pulp mills in response to high fiber prices and mechanical issues at our Celgar mill. In the third quarter of 2026, our pulp mills had 44 days of planned annual maintenance downtime (approximately 48,900 ADMTs). In the same quarter of 2025, our pulp mills had 32 days of downtime (approximately 35,700 ADMTs) which included 20 days of planned annual maintenance and 12 days of unplanned downtime at the Celgar mill.

We estimate that planned annual maintenance downtime in the third quarter of 2026 adversely impacted our Segment Operating EBITDA by approximately $34.1 million, comprised of approximately $22.6 million in direct out-of-pocket expenses and the balance in reduced production. Many of our competitors that report their financial results using International Financial Reporting Standards capitalize their direct costs of maintenance downtime.

Overall average per unit fiber costs in the third quarter of 2026 increased by approximately 7% compared to the same period of 2025 primarily due to higher costs in Germany. These higher costs were driven by reduced supply, and strong demand for wood as an energy source amid ongoing geopolitical conflicts. For the fourth quarter of 2026, per unit fiber costs for our German pulp mills are expected to slightly increase due to continued strong demand. For our Canadian pulp mills, per unit fiber costs are expected to decrease following renegotiation of Celgar’s supply contracts and improved supply.

Solid Wood

	Three Months Ended September 30,
	2026	2025
	(in thousands)
Lumber revenues	$68,004	$60,971
Manufactured products revenues(1)	$18,707	$12,171
Pallet revenues	$21,910	$26,650
Biofuels revenues(2)	$12,157	$10,183
Energy revenues	$5,099	$4,894
Wood residuals revenues	$2,766	$2,365
Segment Operating EBITDA(3)	$(7,036)	$(9,268)

______________

(1)
Manufactured products primarily include cross-laminated timber ("CLT") and glue-laminated timber ("glulam").
(2)
Biofuels include pellets and briquettes.
(3)
Segment Operating EBITDA is a measure of segment profit or loss presented in our financial statements under GAAP. Refer to the segment information note in our consolidated financial statements for more information.

In the third quarter of 2026, Segment Operating EBITDA for the solid wood segment improved to negative $7.0 million from negative $9.3 million in the same period of 2025. This improvement primarily resulted from higher sales realizations for all our products and the benefits of our cost reduction initiatives, partially offset by higher per unit fiber and freight costs.

Solid wood segment revenues in the third quarter of 2026 increased by approximately 10% to $128.6 million from $117.2 million in the same period of 2025 as a result of higher revenue from all product categories except for pallets.

In the third quarter of 2026, lumber revenues increased by approximately 11% to $68.0 million from $61.0 million in the same period of 2025 as a result of higher sales realizations and volumes. Average lumber sales realizations in the third quarter of 2026 increased by approximately 6% to $586 per Mfbm from $553 per Mfbm in the same period of 2025 primarily due to supply constraints. The U.S. market accounted for approximately 56% of our lumber revenues and approximately 49% of our lumber sales volumes in the third quarter of 2026. The balance of our lumber sales were mainly to Europe.

Lumber sales volumes in the third quarter of 2026 increased by approximately 5% to 116.0 MMfbm from 110.2 MMfbm in the same period of 2025 driven by the timing of sales.

In the third quarter of 2026, manufactured products revenues increased by approximately 53% to $18.7 million from $12.2 million in the same period of 2025 driven by higher sales realizations and volumes. Manufactured products sales realizations increased by approximately 28% to $2,063 per cubic meter in the third quarter of 2026 from $1,615 per cubic meter in the same period of 2025 driven by a shift in mass timber construction activity toward higher-value projects.

Lumber production in the third quarter of 2026 decreased by approximately 6% to 108.6 MMfbm from 115.4 MMfbm in the same period of 2025 as a result of lower operating rates in response to high fiber prices.

Fiber costs were approximately 80% of our lumber cash production costs in the third quarter of 2026. In the third quarter of 2026, per unit fiber costs for lumber production increased by approximately 15% compared to the same period of 2025 due to reduced supply and strong demand. For the fourth quarter of 2026, we currently expect per unit fiber costs to remain flat.

Consolidated – Nine Months Ended September 30, 2026 Compared to Nine Months Ended September 30, 2025

Total revenues for the nine months ended September 30, 2026 were relatively steady at $1,390.3 million compared to $1,418.6 million in the same period of 2025 as lower pulp sales realizations and volumes were mostly offset by higher energy and solid wood products sales realizations.

Costs and expenses in the nine months ended September 30, 2026 were relatively flat at $1,520.9 million compared to $1,537.8 million in the same period of 2025. The decrease in costs and expenses from lower planned annual maintenance downtime, cost reduction initiatives and lower pulp sales volumes was mostly offset by higher per unit fiber and freight costs and the negative foreign exchange impact from a weaker dollar. In the nine months ended September 30, 2026, costs and expenses included a $13.0 million benefit from government grants recognized at our Peace River mill and inventory impairment charges of $59.0 million primarily as a result of low pulp prices and high fiber costs. In the same period of 2025, costs and expenses included inventory impairment charges of $31.4 million against pulp inventory.

In the nine months ended September 30, 2026, Operating EBITDA decreased to negative $16.0 million from negative $1.9 million in the same period of 2025. This decrease was primarily due to higher per unit fiber and freight costs and lower pulp sales realizations. These adverse effects were partially offset by the impact of lower planned annual maintenance downtime, cost reduction initiatives, higher energy and solid wood products sales realizations and the government grants recognized at our Peace River mill. In the nine months ended September 30, 2026, our Operating EBITDA included inventory impairment charges of $59.0 million compared to $31.4 million in the same period of 2025.

Liquidity

On November 2, 2026, we entered into restructuring support agreements (the “RSAs”) with holders of more than 87% of the aggregate outstanding principal amount of our 12.875% Senior Notes due 2028 and 5.125% Senior Notes due 2029, including the members of an ad hoc group of noteholders, and with holders of a majority of the outstanding shares of our common stock. The RSAs set out the terms of a comprehensive Recapitalization that is expected to significantly reduce our debt, extend our maturity runway and provide substantial new liquidity.

To implement the transactions, Mercer International Inc. and Mercer International (Texas) LLC, a non-operating U.S. subsidiary, expect to commence voluntary chapter 11 prepackaged cases under the United States Bankruptcy Code (the “Chapter 11 Cases”) and file a plan of reorganization (the “Plan”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Court”). Completion of the Recapitalization is subject to customary conditions, including receipt of any requisite regulatory approvals, and we are optimistic that we will be able to conclude this expedited chapter 11 process by the end of 2026.

For further information regarding the Recapitalization, please refer to our Current Report on Form 8-K dated November 2, 2026.

As of September 30, 2026, we had cash and cash equivalents of $71.0 million. After taking into account the previously announced €70 million reduction in borrowing capacity under our German revolving credit facility, we had approximately $72.5 million available under our revolving credit facilities, bringing aggregate liquidity to approximately $143.5 million as of September 30, 2026. Please refer to our Quarterly Report on Form 10-Q for the period ended September 30, 2026, for further information regarding our liquidity as of September 30, 2026.

The following table is a summary of selected financial information as of the dates indicated:

	September 30,	December 31,
	2026	2025
	(in thousands)
Cash and cash equivalents	$71,007	$186,805
Working capital	$139,174	$582,176
Total assets	$1,815,850	$2,041,420
Current liabilities	$614,974	$283,626
Long-term liabilities	$1,359,081	$1,689,734
Total shareholders’ equity (deficit)	$(158,205)	$68,060

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for November 6, 2026 at 10:00 AM ET. Listeners can access the conference call live and archived for 30 days over the Internet at https://edge.media-server.com/mmc/p/iv6mon86 or through a link on the company's home page at https://www.mercerint.com. Please allow 15 minutes prior to the call to visit the website and download and install any necessary audio software.

Mercer International Inc. is a global forest products company with operations in Germany, USA and Canada with consolidated annual production capacity of 2.1 million tonnes of pulp, 1,023 million board feet of lumber, 210 thousand cubic meters of CLT, 45 thousand cubic meters of glulam, 17 million pallets and 230 thousand tonnes of biofuels. To obtain further information on the company, please visit its website at https://www.mercerint.com.

The preceding includes forward-looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as "expects", "anticipates", "are optimistic that", "projects", "intends", "designed", "will", "believes", "estimates", "may", "could" and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: our ability to commence the Chapter 11 Cases, obtain Bankruptcy Court approval of the prepackaged chapter 11 plan and complete the Recapitalization on the anticipated terms and timeline or at all; the satisfaction of the conditions to, and the effectiveness of, the RSAs, the backstop commitments and the rights offering; the effects of the Chapter 11 Cases on our business, liquidity and relationships with customers, suppliers and employees; the cancellation of our existing common stock and the listing of our securities; the highly cyclical nature of our business, raw material costs, our level of indebtedness, ability to refinance or obtain any necessary financing on acceptable terms in the future, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

William D. McCartney

Chairman

(604) 684-1099

Juan Carlos Bueno

Chief Executive Officer

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

Summary Financial Highlights

	Q3	Q2	Q3	YTD	YTD
	2026	2026	2025	2026	2025
	(in thousands, except per share amounts)
Revenues from external customers
Pulp segment	$310,165	$325,074	$339,038	$980,222	$1,052,426
Solid wood segment	128,643	134,203	117,234	394,588	357,222
Corporate and other	1,860	1,001	1,796	15,440	8,918
Total revenues	$440,668	$460,278	$458,068	$1,390,250	$1,418,566

Pulp Segment Operating EBITDA(1)	$5,890	$(12,651)	$(12,686)	$136	$26,924
Solid wood Segment Operating EBITDA(1)	(7,036)	(8,238)	(9,268)	(20,905)	(14,421)
Corporate and other	(1,705)	(104)	(6,123)	4,773	(14,373)
Operating EBITDA(2)	$(2,851)	$(20,993)	$(28,077)	$(15,996)	$(1,870)

Net loss	$(59,206)	$(75,978)	$(80,779)	$(187,180)	$(189,189)
Net loss per common share
Basic	$(0.88)	$(1.13)	$(1.21)	$(2.79)	$(2.83)
Diluted	$(0.88)	$(1.13)	$(1.21)	$(2.79)	$(2.83)
Common shares outstanding at period end	67,018	67,018	66,983	67,018	66,983

______________

(1)
Segment Operating EBITDA is a measure of segment profit or loss presented in our financial statements under GAAP. Refer to the segment information note in our consolidated financial statements for more information.
(2)
Operating EBITDA is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net loss to Operating EBITDA.

Summary Operating Highlights

	Q3	Q2	Q3	YTD	YTD
	2026	2026	2025	2026	2025
Pulp Segment
Pulp production ('000 ADMTs)
NBSK	330.1	390.0	366.7	1,082.6	1,140.3
NBHK	76.4	65.8	92.0	245.5	234.4
Annual maintenance downtime ('000 ADMTs)	48.9	—	21.3	48.9	84.2
Annual maintenance downtime (days)	44	—	20	44	65
Pulp sales ('000 ADMTs)
NBSK	342.9	368.8	385.9	1,096.8	1,135.4
NBHK	78.5	81.6	67.0	245.7	222.1
Average NBSK pulp prices ($/ADMT)(1)
Europe	1,625	1,655	1,497	1,633	1,533
China	645	658	690	663	739
North America	1,570	1,577	1,700	1,570	1,758
Average NBHK pulp prices ($/ADMT)(1)
China	572	602	503	589	538
North America	1,535	1,495	1,203	1,456	1,261
Average pulp sales realizations ($/ADMT)(2)
NBSK	671	682	728	683	756
NBHK	601	607	528	590	559
Energy production ('000 MWh)	464.8	483.0	490.5	1,492.5	1,528.7
Energy sales ('000 MWh)	161.2	162.3	171.1	502.8	552.9
Average energy sales realizations ($/MWh)	154	109	98	129	97
Solid Wood Segment
Lumber
Production (MMfbm)	108.6	123.8	115.4	348.4	363.6
Sales (MMfbm)	116.0	100.3	110.2	328.5	361.8
Average sales realizations ($/Mfbm)	586	565	553	562	533
Energy
Production and sales ('000 MWh)	31.7	43.3	32.7	112.9	101.5
Average sales realizations ($/MWh)	161	145	150	150	138
Manufactured products(3)
Production ('000 cubic meters)	8.7	11.0	9.2	27.8	24.1
Sales ('000 cubic meters)	8.5	11.0	6.8	30.2	20.8
Average sales realizations ($/cubic meter)	2,063	2,206	1,615	2,023	1,843
Pallets
Production ('000 units)	1,821.9	2,314.8	2,265.2	6,570.0	6,494.5
Sales ('000 units)	1,661.4	2,418.3	2,144.5	6,461.0	6,521.3
Average sales realizations ($/unit)	13	13	12	13	12
Biofuels(4)
Production ('000 tonnes)	35.7	37.3	33.3	108.4	103.1
Sales ('000 tonnes)	39.2	34.6	39.8	111.8	99.6
Average sales realizations ($/tonne)	310	310	256	314	246
Average Spot Currency Exchange Rates
$ / €(5)	1.1506	1.1632	1.1685	1.1612	1.1196
$ / C$(5)	0.7146	0.7229	0.7261	0.7221	0.7154

______________

(1)
Source: RISI pricing report. Europe and North America are list prices. China are net prices which include discounts, allowances and rebates.
(2)
Sales realizations after customer discounts, rebates and other selling concessions.
(3)
Manufactured products primarily include CLT and glulam.
(4)
Biofuels include pellets and briquettes.
(5)
Average Federal Reserve Bank of New York Noon Buying Rates over the reporting period.

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues	$440,668	$458,068	$1,390,250	$1,418,566
Costs and expenses
Cost of sales, excluding depreciation and amortization	416,474	457,397	1,319,257	1,331,691
Cost of sales depreciation and amortization	35,822	39,439	114,391	117,180
Selling, general and administrative expenses	27,119	28,821	87,215	88,955
Operating loss	(38,747)	(67,589)	(130,613)	(119,260)
Other income (expenses)
Interest expense	(32,323)	(28,506)	(92,344)	(85,072)
Other income (expenses)	873	539	3,196	(766)
Total other expenses, net	(31,450)	(27,967)	(89,148)	(85,838)
Loss before income taxes	(70,197)	(95,556)	(219,761)	(205,098)
Income tax recovery	10,991	14,777	32,581	15,909
Net loss	$(59,206)	$(80,779)	$(187,180)	$(189,189)
Net loss per common share
Basic	$(0.88)	$(1.21)	$(2.79)	$(2.83)
Diluted	$(0.88)	$(1.21)	$(2.79)	$(2.83)
Dividends declared per common share	$—	$—	$—	$0.150

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	September 30, 2026	December 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$71,007	$186,805
Restricted cash	5,000	—
Accounts receivable, net	282,143	298,889
Inventories	372,882	359,401
Prepaid expenses and other	23,116	20,707
Total current assets	754,148	865,802
Property, plant and equipment, net	1,006,202	1,115,490
Amortizable intangible assets, net	22,523	26,110
Operating lease right-of-use assets	5,659	6,818
Pension asset	10,761	12,975
Deferred income tax assets	4,913	7,839
Other long-term assets	11,644	6,386
Total assets	$1,815,850	$2,041,420
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$259,545	$269,217
Pension and other post-retirement benefit obligations	726	745
Current debt	354,703	13,664
Total current liabilities	614,974	283,626
Long-term debt	1,309,770	1,605,144
Pension and other post-retirement benefit obligations	11,231	10,392
Operating lease liabilities	3,331	3,858
Deferred income tax liabilities	21,679	58,298
Other long-term liabilities	13,070	12,042
Total liabilities	1,974,055	1,973,360
Shareholders’ equity
Common shares $1 par value; 200,000,000 authorized; 67,018,000 issued and outstanding (2025 – 66,983,000)	67,083	66,871
Additional paid-in capital	365,598	365,357
Accumulated deficit	(464,196)	(277,016)
Accumulated other comprehensive loss	(126,690)	(87,152)
Total shareholders’ equity (deficit)	(158,205)	68,060
Total liabilities and shareholders’ equity	$1,815,850	$2,041,420

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Cash flows from (used in) operating activities
Net loss	$(59,206)	$(80,779)	$(187,180)	$(189,189)
Adjustments to reconcile net loss to cash flows from operating activities
Depreciation and amortization	35,896	39,512	114,617	117,390
Deferred income tax recovery	(11,130)	(10,989)	(32,393)	(22,127)
Inventory impairment	8,000	20,400	59,000	31,400
Defined benefit pension plans and other post-retirement benefit plan expense (income)	(78)	174	(239)	518
Stock-based compensation	477	1,310	408	3,352
Foreign exchange transaction losses (gains)	1,578	(3,480)	(3,683)	14,299
Other	3,070	2,016	5,320	6,656
Changes in working capital
Accounts receivable	23,247	10,245	9,795	25,035
Inventories	(3,474)	20,025	(85,201)	(4,041)
Accounts payable and accrued expenses	(10,864)	(3,159)	1,715	13,227
Prepaid expenses and other	(7,508)	(25,329)	(2,933)	(34,089)
Net cash used in operating activities	(19,992)	(30,054)	(120,774)	(37,569)
Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(13,344)	(30,017)	(38,674)	(74,430)
Proceeds from government grants	1,155	1,858	5,980	4,973
Other	717	546	1,879	(789)
Net cash used in investing activities	(11,472)	(27,613)	(30,815)	(70,246)
Cash flows from (used in) financing activities
Proceeds from revolving credit facilities, net	25,674	21,275	55,675	46,636
Proceeds from repayable government contributions	6,034	—	6,034	—
Dividend payments	—	(5,024)	—	(10,039)
Payment of finance lease obligations	(4,055)	(4,872)	(11,371)	(9,785)
Other	(3,418)	(425)	(8,496)	120
Net cash from financing activities	24,235	10,954	41,842	26,932
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(539)	(1,684)	(1,051)	(5,940)
Net decrease in cash, cash equivalents and restricted cash	(7,768)	(48,397)	(110,798)	(86,823)
Cash, cash equivalents and restricted cash, beginning of period	83,775	146,499	186,805	184,925
Cash, cash equivalents and restricted cash, end of period	$76,007	$98,102	$76,007	$98,102

MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands)

Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and long-lived asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income (loss) as a performance measure primarily because depreciation expense and long-lived asset impairment charges are not actual cash costs, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of our operating facilities. In addition, management believes Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs, income taxes and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to net income (loss) or operating income (loss) as a measure of performance, nor as an alternative to net cash from (used in) operating activities as a measure of liquidity. Operating EBITDA is an internal measure and therefore may not be comparable to other companies.

Operating EBITDA is a non-GAAP financial measure at the consolidated level and is considered different from Operating EBITDA at the segment level, referred to as "Segment Operating EBITDA", which is our single measure of segment profit or loss presented in our financial statements under GAAP. For more information on Segment Operating EBITDA, refer to the segment information note within our consolidated financial statements.

The following table sets forth a reconciliation of net loss to Operating EBITDA for the periods indicated:

	Q3	Q2	Q3	YTD	YTD
	2026	2026	2025	2026	2025
Net loss	$(59,206)	$(75,978)	$(80,779)	$(187,180)	$(189,189)
Income tax recovery	(10,991)	(13,413)	(14,777)	(32,581)	(15,909)
Interest expense	32,323	30,920	28,506	92,344	85,072
Other expenses (income)	(873)	(503)	(539)	(3,196)	766
Operating loss	(38,747)	(58,974)	(67,589)	(130,613)	(119,260)
Add: Depreciation and amortization	35,896	37,981	39,512	114,617	117,390
Operating EBITDA	$(2,851)	$(20,993)	$(28,077)	$(15,996)	$(1,870)